Old Point CFO to Retire After 31 Years

After more than three decades of dedicated service to Old Point National Bank, Laurie Grabow, Executive Vice President and Chief Financial Officer has announced her intent to retire in the summer of 2017.  Like many Old Point employees, Laurie worked in different areas of the bank throughout her career, starting in 1986 as Assistant Vice President of Operations.  In 1995, she was named Audit Director and in 2000, Chief Financial Officer.  Laurie also serves as the Chief Financial Officer and Senior Vice President of Old Point Financial Corporation.

Old Point Financial Corporation's Chairman, Robert F. Shuford, Sr. said, "I've known Laurie for many years and her commitment to this bank, our employees, and the stockholders is unmatched.  She contributed greatly to the growth of this organization and will be deeply missed.  However, at Old Point, we value family, so we are delighted that Laurie will be able to spend more quality time with both her children and grandchild."

Old Point has engaged Kaplan Partners, an executive search firm headquartered in Philadelphia, to lead the search for a new Chief Financial Officer.  Kaplan Partners specializes in attracting C-level executives to clients in the banking and financial services industry.  Rob Shuford, Jr., President and CEO of Old Point National Bank added, "Laurie's dedication through the recession positioned our company well for the future.  She certainly won't be easy to replace, but we are confident that a strong candidate who believes in the values of community banking will emerge.  This is an exciting time to be at Old Point and it's a great time to live in Hampton Roads."

About Old Point
Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. For more information, contact Erin Black, Senior Vice President/Marketing Director, eblack@oldpoint.com or 757.251.2792.  www.oldpoint.com.